Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Brent Bruun 401-845-8194 bbruun@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Fourth Quarter and Full Year 2019 Results

MIDDLETOWN, RI, February 28, 2020 — KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the fourth quarter and fiscal year ended December 31, 2019 today. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.

Fourth Quarter 2019 Highlights

•	Total revenue from continuing operations increased by 7% in the fourth quarter of 2019 to $42.5 million from $39.7 million in the fourth quarter of 2018.

•	AgilePlans revenues were up 78% compared to the fourth quarter of 2018 and continues to grow.

•
mini-VSAT Broadband airtime revenue, which includes AgilePlans, grew $1.0 million, or 6%, to $19.1 million compared to $18.1 million in the fourth quarter of 2018, driven by an 11% increase in mini-VSAT Broadband airtime subscribers.

•	TACNAV product sales grew $1.9 million to $3.4 million, and fiber optic gyro (FOG) product sales grew $0.4 million to $7.6 million, compared to the fourth quarter of 2018.

•	Net loss from continuing operations in the fourth quarter of 2019 was $2.9 million, or $0.17 per share, compared to a net loss of $2.7 million, or $0.15 per share in the fourth quarter of 2018.

•
Non-GAAP net loss from continuing operations in the fourth quarter of 2019 was $0.5 million, or $0.03 per share, compared to the non-GAAP net loss of $1.1 million, or $0.07 per share in the fourth quarter of 2018.

•	Non-GAAP adjusted EBITDA from continuing operations in the fourth quarter of 2019 was $0.7 million, compared to $1.0 million in the fourth quarter of 2018.

•
For continuing operations for the full year 2019, total revenues increased 3%, mini-VSAT Broadband airtime revenue increased 9%, and FOG revenues decreased 6%. The GAAP EPS loss increased 37% for the year.

•	Total EPS for the full year was $1.90, which includes EPS from discontinued operations of $2.82.

•	KVH repurchased $1.3 million of common stock as part of its recently announced share repurchase program.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s Chief Executive Officer, said “Our core business and strategic plan delivered according to our expectations in the fourth quarter. Our AgilePlans program continues to drive growth in our airtime revenue and subscriber base, with our subscriber base increasing 11% compared to the end of last year. Not only did our AgilePlans revenue increase 78% compared to the fourth quarter of 2018, but it increased 9% compared to the third quarter of this year and 33% compared to the second quarter. In addition, we saw a 5% increase in FOG sales this quarter, an encouraging sign after several quarters of relatively flat sales for this key product group. Our TACNAV sales were also encouraging, growing $1.9 million, or 119%, compared to the fourth quarter of last year.

“Development of our key strategic initiatives remains on track as we expect to start integrating our new PIC technology into our FOG products at the end of the first quarter of 2020. We continue to develop our new KVH Watch IoT platform, having added key staff in the last month to lead our business development efforts. Finally, we anticipate continued growth in our AgilePlans as we expand the offering to new markets, like the AgilePlans Regional launch we announced this week, and provide dealer incentives to keep the momentum robust.

“Our 2020 revenue and earnings guidance reflects continued positive momentum in our core business. We expect significant growth in revenues and earnings in 2020, recovering some of the reduction in revenue and earnings associated with the very successful Videotel divestiture. We are highly focused on executing against our strategic plan and development roadmap going forward. Further, we expect that the investments in key initiatives and technologies that we have made, and will continue to make in 2020, will create a solid foundation for continued, meaningful revenue and earnings growth in 2021 and beyond which, we believe, will translate into enhanced shareholder value.”

The company continues to classify the results of the Videotel business as a discontinued operation and therefore Videotel is excluded from the segment information below.

The company operates in two segments, mobile connectivity and inertial navigation. In the fourth quarter of 2019, net sales for our mobile connectivity segment increased $0.3 million, or 1%, compared to the fourth quarter of 2018. Mobile connectivity sales increased due to a $1.0 million increase in our mini-VSAT Broadband airtime revenue, which resulted in part from an 11% increase in subscribers, partially offset by a $0.2 million decrease in mobile connectivity product sales and a $0.2 million decrease in content revenue. In the fourth quarter of 2019, net sales for our inertial navigation segment increased $2.4 million, or 24%, compared to the fourth quarter of 2018. Inertial navigation sales increased primarily due to a $0.4 million increase in FOG sales, a $1.9 million increase in TACNAV sales and a $0.4 million increase in contracted engineering service sales, partially offset by a $0.3 million decrease in OEM product sales and other repair revenue.

Financial Highlights - From Continuing Operations (in millions, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP Results
Revenue	$42.5	$39.7	$157.9	$153.0
Net loss	$(2.9)	$(2.7)	$(16.0)	$(11.4)
Net loss per share	$(0.17)	$(0.15)	$(0.92)	$(0.67)

Non-GAAP Results
Net loss	$(0.5)	$(1.1)	$(8.2)	$(5.2)
Net loss per share	$(0.03)	$(0.07)	$(0.47)	$(0.30)
Adjusted EBITDA	$0.7	$1.0	$(4.2)	$1.2
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.

Fourth Quarter Financial Summary
Revenue was $42.5 million for the fourth quarter of 2019, an increase of 7% compared to $39.7 million in the fourth quarter of 2018.
Product revenues for the fourth quarter of 2019 were $18.7 million, 12% higher than the prior year quarter, primarily due to a $2.1 million increase in inertial navigation product sales, offset in part by a $0.2 million decrease in mobile connectivity product sales. VSAT shipments under AgilePlans are not recognized as product revenue in the period of shipment but rather are included in airtime service revenue on a monthly basis. Inertial navigation product sales increased primarily due to a $1.9 million increase in TACNAV product sales and a $0.4 million increase in FOG product sales, partially offset by a $0.2 million decrease in OEM product sales.
Service revenues for the fourth quarter of 2019 were $23.8 million, an increase of 4% compared to the fourth quarter of 2018, due to a $0.5 million increase in mobile connectivity service sales and a $0.3 million increase in inertial navigation service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 6% compared to the fourth quarter of 2018. Content revenues decreased by 6% compared to the fourth quarter of 2018. Our engineering service revenues in the fourth quarter of 2019 increased $0.4 million compared to the fourth quarter of 2018.
Our operating expenses increased $2.6 million to $19.2 million for the fourth quarter of 2019 compared to $16.6 million for the fourth quarter of 2018 primarily due to a $2.3 million increase in salaries, benefits, and payroll taxes.

Full Year Financial Summary
For the year ended December 31, 2019, revenue was $157.9 million, an increase of 3% compared to $153.0 million for the year ended December 31, 2018. Product revenues for the year ended December 31, 2019 were $61.9 million, which was 2% lower than the prior year, due to a $1.6 million, or 5%, decrease in inertial navigation product sales, partially offset by a $0.2 million, or 1%, increase in our mobile connectivity product sales. Inertial navigation product sales decreased primarily due to a $1.7 million decrease in FOG product sales and a $0.3 million decrease in OEM product sales, partially offset by a $0.4 million increase in TACNAV product sales. Mobile connectivity product sales increased primarily due to a $0.8 million increase in marine product sales, partially offset by a $0.5 million decrease in land product sales.
Service revenues for the year ended December 31, 2019 were $96.0 million, an increase of 7% compared to $89.8 million for the year ended December 31, 2018, due to a $5.8 million increase in mobile connectivity service sales and a $0.4 million increase in inertial navigation service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 9%. Content revenues in the year ended December 31, 2019 decreased by 11% compared to the year ended December 31, 2018. Our engineering service revenues in the year ended December 31, 2019 increased 27% compared to the year ended December 31, 2018.
Operating expenses increased by $6.1 million year-over-year to $74.8 million in the year ended December 31, 2019 from $68.7 million in the year ended December 31, 2018. The increase was primarily due to a $5.3 million increase in salaries, benefits, and payroll taxes and a $0.7 million increase in expensed materials.

First Quarter 2020 and Full Year 2020 Outlook

Our guidance for continuing operations for the first quarter and full year of 2020 is below. We expect our revenues and EBITDA for the full year 2020 to grow significantly, with revenues at the midpoint of our guidance growing by 12%. We expect our mini-VSAT Broadband airtime revenues to grow by 12% to 15%, driven largely by an expansion of our AgilePlans offering and incentives to our dealer partners to encourage greater promotion of the AgilePlans program. We expect to see significant growth in our FOG business, as we entered 2020 with a FOG backlog of over $13.2 million, of which $10.4 million is expected to ship this year. We expect to see significant growth in our TACNAV business, building off the momentum with which we ended 2019. Our new photonic chip-based FOG products will be incorporated into our portfolio of FOG products starting at the end of the first quarter and continuing throughout the year, as we continue to invest in this technology to support the current fast growing autonomous everything market, and in anticipation of the emergence of the autonomous vehicle market.

(in millions, except per share data)	First Quarter		Full Year
	From	To	From	To
Revenue	$36.0	$39.0	$170.0	$185.0
GAAP EPS	$(0.42)	$(0.31)	$(0.81)	$(0.58)
Non-GAAP EPS	$(0.26)	$(0.17)	$(0.34)	$(0.17)
Non-GAAP adjusted EBITDA	$(4.0)	$(2.0)	$2.0	$6.0

Other Recent Announcements

•
KVH introduced TracVision UHD7, a high-performance 60 cm (24 inch) marine satellite TV antenna designed to provide boat owners, charter yacht guests, and commercial vessel crews with access to ultra high-definition (UHD) and 4K programming from DIRECTV as well as regular HD programming from other leading satellite TV providers.

•
KVH announced the successful installation of its first joint maritime IoT system on an active working vessel. The team installed a KVH Watch VSAT antenna for IoT connectivity and the Kognifai Vessel Insight platform on Simrad Echo, a Norwegian research vessel owned and operated by Kongsberg Digital, which will continue normal operations during the pilot maritime IoT project. Together, KVH Watch and Kognifai Vessel Insight provide an integrated infrastructure for IoT connectivity and vessel-to-shore data.

•
KVH announced that BW Group signed a contract to continue KVH VSAT service for at least five years and is upgrading 102 vessels to utilize KVH’s mini-VSAT Broadband HTS network for advanced satellite communications.

•
KVH announced that Lockheed Martin selected KVH to develop and deliver the next-generation multi-axis fiber optic gyro (FOG) sensor for the IRST21 sensor system, which Boeing and the U.S. Navy are integrating into the F/A-18 E/F combat aircraft.

•
KVH launched KVH Link, a new digital content service that addresses two pressing needs in commercial maritime: News and entertainment content to improve crew wellbeing and operations data to optimize vessel performance.

•	KVH announced the expansion of AgilePlans Service with Regional Solutions for smaller commercial vessels.

Please review the corresponding press releases for more details regarding these developments.

Conference Call Details
KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will also be available on the company website within three hours of the completion of the call.
Non-GAAP Financial Measures
This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA include the following:

•
Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation expense, employee termination and other non-recurring costs, transaction-related legal fees, non-recurring inventory reserve and other non-recurring costs, foreign exchange transaction gains and losses, the tax effect of the foregoing and certain discrete tax charges, including changes in our valuation allowance and other tax adjustments.

•
Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, employee termination and other non-recurring costs, transaction-related legal fees, foreign exchange transaction gains and losses, non-recurring inventory reserves and other non-recurring costs.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments

Future GAAP diluted EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of our non-GAAP diluted EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.
KVH Industries, Inc., is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: adverse affect on our revenues, results of operations and financial condition resulting from the recent coronavirus outbreak, decreased profitability and cash flow resulting from the sale of our Videotel business, a history and expectation of continuing losses as we increase investments in various initiatives, including the photonic chip and KVH Watch technology; increased costs arising from our new AgilePlans dealer incentive program; increased advisory and other costs arising from director nominations by a shareholder and other potential shareholder activism; potential liabilities arising from our sale of Videotel; the uncertain duration of the initial adverse impact on our overall revenues of our new AgilePlans and KVH Watch, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; increased costs arising from the HTS network; potential challenges or delays in the transition of customers from our legacy network to our HTS network; the impact of recent changes in revenue recognition and lease accounting standards, including potential changes in the interpretation of those standards; potential adverse events arising out of accounting errors and the correction thereof, including adverse reactions from investors, research analysts, regulators and others, including adverse changes in our projected financial performance; the uncertain impact of tax reform, and federal budget deficits, government shutdowns and Congressional deadlock; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our photonic chip and other product and service development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; increased competition for content services; ongoing fluctuations in engineering service revenues, which can vary significantly from period to period; exposure for potential intellectual property infringement; potential additional litigation expenses; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 31, 2019. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries., Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, TACNAV, IP-MobileCast, KVH Watch, mini-VSAT Broadband and AgilePlans. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Sales:
Product	$18,713	$16,756	$61,925	$63,277
Service	23,763	22,924	95,968	89,752
Net sales	42,476	39,680	157,893	153,029
Costs and expenses:
Costs of product sales	11,131	10,726	42,887	39,510
Costs of service sales	15,475	14,708	61,256	55,442
Research and development	3,933	3,663	15,926	14,951
Sales, marketing and support	8,734	8,039	33,434	30,571
General and administrative	6,528	4,921	25,486	23,201
Total costs and expenses	45,801	42,057	178,989	163,675
Loss from operations	(3,325)	(2,377)	(21,096)	(10,646)
Interest income	377	171	2,003	622
Interest expense	4	502	1,020	1,784
Other (expense) income, net	(821)	251	101	710
Loss from continuing operations before income tax (benefit) expense	(3,773)	(2,457)	(20,012)	(11,098)
Income tax (benefit) expense from continuing operations	(863)	208	(4,003)	346
Net loss from continuing operations	$(2,910)	$(2,665)	$(16,009)	$(11,444)

Net (loss) income from discontinued operations, net of tax	(573)	843	49,264	3,212
Net (loss) income	$(3,483)	$(1,822)	$33,255	$(8,232)

Net loss from continuing operations per common share
Basic and diluted	$(0.17)	$(0.15)	$(0.92)	$(0.67)
Net (loss) income from discontinued operations per common share
Basic and diluted	$(0.03)	$0.05	$2.82	$0.19
Net (loss) income per common share:
Basic and diluted	$(0.20)	$(0.11)	$1.90	$(0.48)
Weighted average number of common shares outstanding:
Basic and diluted	17,548	17,211	17,459	17,072

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Cash, cash equivalents and marketable securities	$48,272	$15,237
Accounts receivable, net	32,891	28,592
Inventories	23,465	22,942
Other current assets and contract assets	4,646	6,098
Current assets held for sale	—	4,871
Total current assets	109,274	77,740
Property and equipment, net	53,584	50,633
Goodwill	15,408	15,031
Intangible assets, net	4,943	5,661
Right of use assets	6,286	—
Other non-current assets and contract assets	9,851	12,455
Non-current deferred income taxes	45	226
Non-current assets held for sale	—	25,906
Total assets	$199,391	$187,652
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$31,116	$33,591
Contract liabilities	4,443	7,647
Current portion of long-term debt	—	9,928
Current operating lease liability	2,831	—
Current liabilities held for sale	—	4,844
Total current liabilities	38,390	56,010
Other long-term liabilities	1,292	1,920
Long-term operation lease liability	3,482	—
Long-term contract liabilities	5,476	9,070
Long-term debt, excluding current portion	—	19,437
Non-current deferred income tax liability	762	966
Non-current liabilities held for sale	—	734
Stockholders’ equity	149,989	99,515
Total liabilities and stockholders’ equity	$199,391	$187,652

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP NET LOSS FROM CONTINUING OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net loss from continuing operations - GAAP (a)	$(2,910)	$(2,665)	$(16,009)	$(11,444)
Amortization of intangibles	248	244	980	1,008
Stock-based compensation expense	1,140	869	4,159	3,321
Employee termination and other non-recurring costs	—	—	—	195
Transaction-related legal fees	—	183	224	183
Non-recurring inventory reserve	122	—	2,259	—
Other non-recurring costs	—	—	216	—
Foreign exchange transaction loss (gain)	988	(206)	181	(552)
Tax effect on the foregoing	(502)	(224)	(1,664)	(852)
Change in valuation allowance and other tax adjustments (b)	456	662	1,504	2,935
Net loss from continuing operations - Non-GAAP (a)	$(458)	$(1,137)	$(8,150)	$(5,206)

Net loss from continuing operations per common share - Non-GAAP:
Basic and diluted	$(0.03)	$(0.07)	$(0.47)	$(0.30)

Weighted average number of common shares outstanding:
Basic and diluted	17,548	17,211	17,459	17,072

(a)
Net loss from continuing operations - GAAP and net loss from continuing operations - Non-GAAP includes the impact of the adjustment relating to the implementation of ASC 606 as it relates to sales-type leases, which unfavorably impacted both the net loss from continuing operations - GAAP and net loss from continuing operations - Non-GAAP by approximately $0.3 million or $0.02 per share for the year ended December 31, 2019.

(b)
Represents a change in the valuation allowance on current year United States net operating losses, research and development tax credits, uncertain tax position adjustments and certain other adjustments.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(in thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP net loss from continuing operations	$(2,910)	$(2,665)	$(16,009)	$(11,444)
Income tax (benefit) expense	(863)	208	(4,003)	346
Interest (income) expense, net	(373)	331	(983)	1,162
Depreciation and amortization	2,594	2,254	9,778	8,034
Non-GAAP EBITDA	(1,552)	128	(11,217)	(1,902)
Stock-based compensation expense	1,140	869	4,159	3,321
Employee termination and other non-recurring costs	—	—	—	195
Transaction-related legal fees	—	183	224	183
Non-recurring inventory reserve	122	—	2,259	—
Other non-recurring costs	—	—	216	—
Foreign exchange transaction loss (gain)	988	(206)	181	(552)
Non-GAAP adjusted EBITDA from continuing operations (a)	$698	$974	$(4,178)	$1,245

(a)
Non-GAAP adjusted EBITDA from continuing operations includes the impact of the adjustment relating to the implementation of ASC 606 as it relates to sales-type leases, which unfavorably impacted Non-GAAP adjusted EBITDA from continuing operations by approximately $0.3 million for the year ended December 31, 2019.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
REVENUE AND OPERATING (LOSS) INCOME BY SEGMENT FROM CONTINUING OPERATIONS
(in millions except for percentages, unaudited)

Segment Net Sales	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Mobile connectivity sales
Product	$7.6	$7.8	$31.6	$31.4
Service	22.4	21.9	90.4	84.6
Net sales	$30.0	$29.7	$122.0	$116.0

Inertial navigation sales
Product	$11.1	$9.0	$30.3	$31.9
Service	1.4	1.1	5.6	5.2
Net sales	$12.5	$10.1	$35.9	$37.1

Operating (Loss) Income	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Mobile connectivity	$(1.5)	$(0.1)	$(5.6)	$0.7
Inertial navigation	3.0	1.1	3.0	4.9
	1.5	1.0	(2.6)	5.6
Unallocated	(4.8)	(3.4)	(18.5)	(16.2)
Loss from operations	$(3.3)	$(2.4)	$(21.1)	$(10.6)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Mobile Connectivity Revenue Components		(percentage of net sales)
Product sales	18%	20%	20%	20%
mini-VSAT Broadband airtime	45%	46%	48%	46%
Content service	6%	7%	6%	7%
Inertial Navigation Revenue Components
FOG-based products	18%	18%	16%	17%
Tactical navigation products	8%	4%	3%	3%

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	First Quarter Fiscal 2020 (Projected)	Full Year Fiscal 2020 (Projected)
Net loss from continuing operations per common share	$(0.42) - $(0.31)	$(0.81) - $(0.58)

Estimated amortization of intangibles (a)	$0.01	$0.06
Estimated stock-based compensation expense	$0.05	$0.25
Estimated tax effect on the foregoing	$(0.01)	$(0.06)
Change in valuation allowance and other tax adjustment (b)	$0.11 - $0.09	$0.22 - $0.16

Non-GAAP net (loss) income from continuing operations per common share(c)	$(0.26) - $(0.17)	$(0.34) - $(0.17)

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that we expect to record against additional deferred tax assets expected to be generated in 2020.

(c)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	First Quarter Fiscal 2020 (Projected)	Full Year Fiscal 2020 (Projected)
GAAP net loss from continuing operations	$(7.5) - $(5.5)	$(14.3) - $(10.3)

Estimated income tax provision	$0.0	$0.3
Estimated interest income, net	$(0.1)	$(0.7)
Estimated depreciation and amortization (a)	$2.7	$12.3
Estimated stock-based compensation expense	$0.9	$4.4
Non-GAAP adjusted EBITDA from continuing operations(b)	$(4.0) - $(2.0)	$2.0 - $6.0

(a)	Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.

(b)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.